Exhibit 99.1

Genesee & Wyoming Completes Acquisition of FreightLink in Australia

GREENWICH, Conn., December 1, 2010 /(BUSINESS WIRE) — Genesee & Wyoming Inc. (GWI) (NYSE: GWR) announced that, effective today, it has completed the acquisition of the assets of FreightLink Pty Ltd (receivers and managers appointed) (FL), Asia Pacific Transport Pty Ltd (receivers and managers appointed) (APT) and the other APT joint venture sellers (together with FL and APT, “FreightLink”) for A$332 million (US$319 million at current exchange rates), plus the assumption of debt with a carrying value of A$1.8 million (US$1.7 million at current exchange rates). In addition, GWI will incur transaction-related expenses of approximately A$24 million (US$23 million at current exchange rates) in the fourth quarter of 2010, principally related to the payment of stamp duty (an Australian asset transfer tax).

FreightLink is the owner and operator of the 1,400-mile Tarcoola to Darwin railroad, linking the Port of Darwin to the Australian interstate rail network in South Australia. The rail line is located on land leased to FreightLink by the AustralAsia Railway Corporation under a concession agreement that terminates in 2054. FreightLink commenced operations in 2004, following the A$1.2 billion construction of the Alice Springs to Darwin portion of the rail line.

Bert Easthope, managing director of Genesee & Wyoming Australia (GWA), commented, “The completion of the FreightLink acquisition heralds a new era for rail in South Australia and the Northern Territory. GWA looks forward to delivering quality service to customers in the Adelaide to Darwin corridor. The railroad is a strategic asset in the development of the mining industry in the Northern Territory and South Australia. We welcome the opportunity to support and invest in the future growth of our customers.”

FreightLink Chairman Malcolm Kinnaird AC welcomed the conclusion of the acquisition. “The construction of the railway from Alice Springs to Darwin in 2003 has delivered enormous economic benefit to the Northern Territory and South Australia,” Kinnaird said. “On behalf of the FreightLink board, I would like to congratulate Genesee & Wyoming on their acquisition of the business and wish them every success for the future.”

GWI owns and operates short line and regional freight railroads in the United States, Canada, Australia and the Netherlands. Operations currently include 63 railroads organized in nine regions, with approximately 7,400 miles of owned and leased track and approximately 2,000 additional miles under track access arrangements. GWI provides rail service at 16 ports in North America and Europe and performs contract coal loading and railcar switching for industrial customers.

SOURCE: Genesee & Wyoming Inc.

Genesee & Wyoming Inc.

Michael Williams, Director, Corporate Communications

Tel -203-629-3722

Web Site: www.gwrr.com

Australian media inquiries:

Emily Minson, Bespoke Approach +61 88 419 2888 and 0438 968 064